AMERICAN FUNDS college target date SERIES

AMENDED AND RESTATED MULTIPLE CLASS PLAN

WHEREAS, American Funds College Target Date Series (the “Series”), a Delaware statutory trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company that consists of a series of funds set forth on Exhibit A (each a “Fund” and collectively the “Funds”) and may offer additional series of funds in the future;

WHEREAS, each Fund offers shares of beneficial interest;

WHEREAS, American Funds Distributors, Inc. (the “Distributor”) serves as the principal underwriter for the Series;

WHEREAS, the Series has adopted Plans of Distribution (each a “12b-1 Plan”) under which each Fund may bear expenses of distribution and servicing of its shares, including payments to and/or reimbursement of certain expenses incurred by the Distributor in connection with its distribution of each Fund’s shares;

WHEREAS, the Series has entered into an Amended and Restated Shareholder Services Agreement with American Funds Service Company under which each Fund may bear certain transfer agency expenses for its shares;

WHEREAS, each Fund is authorized to issue the following classes of shares of beneficial interest: Class 529-A shares, Class 529-C shares, Class 529-E shares, Class 529-T shares and Class 529-F-1 shares (collectively, “Class 529 shares”);

WHEREAS, Rule 18f-3 under the 1940 Act permits open-end management investment companies to issue multiple classes of voting shares representing interests in the same portfolio if, among other things, an investment company adopts a written Multiple Class Plan setting forth the separate arrangement and expense allocation of each class and any related conversion features or exchange privileges; and

WHEREAS, the Board of Trustees of the Series has determined, that it is in the best interest of each class of shares of each Fund individually, and the Series as a whole, to adopt this Amended and Restated Multiple Class Plan (the “Plan”) effective December 1, 2017;

NOW THEREFORE, the Series adopts the Plan as follows:

1.       Each class of shares will represent interests in the same portfolio of investments of each Fund, and be identical in all respects to each other class, except as set forth below. The differences among the various classes of shares of the Funds will relate to: (i) distribution, service and other charges and expenses as provided for in paragraph 3 of this Plan; (ii) the exclusive right of each class of shares to vote on matters submitted to shareholders that relate solely to that class or the separate voting right of each class on matters for which the interests of one class differ from the interests of another class; and (iii) such differences relating to (a) eligible investors, (b) the designation of each class of shares, (c) conversion features, and (d) exchange privileges each as may be set forth in the Series’ prospectus and statement of additional information (“SAI”), as the same may be amended or supplemented from time to time.

2. (a) Certain expenses may be attributable to a Fund, but not a particular class of shares thereof. All such expenses will be borne by each class on the basis of the relative aggregate net assets of the classes. Notwithstanding the foregoing, the Distributor, the investment adviser or other provider of services to the Series and the Funds may waive or reimburse the expenses of a specific class or classes to the extent permitted by Rule 18f-3 under the 1940 Act and any other applicable law.

(b)       A class of shares may be permitted to bear expenses that are directly attributable to that class, including: (i) any distribution service fees associated with any rule 12b-1 Plan for a particular class and any other costs relating to implementing or amending such rule 12b-1 Plan; (ii) any administrative service fees attributable to such class; and (iii) any transfer agency, sub-transfer agency and shareholder servicing fees attributable to such class.

(c)       Any additional incremental expenses not specifically identified above that are subsequently identified and determined to be applied properly to one class of shares of a Fund shall be so applied upon approval by votes of the majority of both (i) the Board of Trustees of the Series; and (ii) those Trustees of the Series who are not “interested persons” of the Series (as defined in the 1940 Act) (“Independent Trustees”).

3.       Consistent with the general provisions of section 2(b), above, each class of shares of each Fund shall differ in the amount of, and the manner in which costs are borne by shareholders as follows:

(a) Class 529 shares consisting of Class 529-A shares, Class 529-C shares, Class 529-E shares, Class 529-T shares and Class 529-F-1 shares

(i.)	Class 529-A shares shall be sold at net asset value plus a front-end sales charge, at net asset value without a front-end sales charge but subject to a CDSC, and at net asset value without any sales charge, as set forth in the Series’ prospectus and SAI.

(ii.)	Class 529-C shares shall be sold at net asset value without a front-end sales charge, but subject to a CDSC and maximum purchase limits as set forth in the Series’ prospectus and SAI.

(iii.)	Class 529-C shares shall automatically convert to Class 529-A shares of the Series approximately ten years after purchase, subject to the limitations described in the Series’ prospectus and SAI. All conversions shall be effected on the basis of the relative net asset values of the two classes of shares without the imposition of any sales load or other charge.

(iv.)	Class 529-E shares and Class 529-F-1 shares shall be sold at net asset value without a front-end or back-end sales charge.

(v.)	Class 529-T shares shall be sold at net asset value plus a front-end sales charge, as set forth in the Series’ prospectus and SAI.

(vi.)	Class 529-A shares shall be subject to an annual 12b-1 expense under the Series’ Class 529-A Plan of Distribution of up to 0.50% of average daily net assets, as set forth in the Series’ prospectus, SAI, and Class 529-A Plan of Distribution. This expense shall consist of a distribution fee of up to 0.25% and a service fee of up to 0.25% of such average daily net assets.

(vii.)	Class 529-C shares shall be subject to an annual 12b-1 expense under the Series’ Class 529-C Plan of Distribution of up to 1.00% of average daily net assets, as set forth in the Series’ prospectus, SAI, and Class 529-C Plan of

Distribution. This expense shall consist of a distribution fee of up to 0.75% and a service fee of up to 0.25% of such average daily net assets.

(viii.)	Class 529-E shares shall be subject to an annual 12b-1 expense under the Series’ Class 529-E Plan of Distribution of up to 0.75% of average daily net assets, as set forth in the Series’ prospectus, SAI, and Class 529-E Plan of Distribution. This expense shall consist of a distribution fee of up to 0.50% and a service fee of up to 0.25% of such average daily net assets.

(ix.)	Class 529-T shares shall be subject to an annual 12b-1 expense under the Series’ Class 529-T Plan of Distribution of up to 0.50% of average daily net assets, as set forth in the Series’ prospectus, SAI, and Class 529-T Plan of Distribution. This expense shall consist of a distribution fee of up to 0.25% and a service fee of up to 0.25% of such average daily net assets.

(x.)	Class 529-F-1 shares shall be subject to an annual 12b-1 expense under the Series’ Class 529-F-1 Plan of Distribution of up to 0.50% of average daily net assets, as set forth in the Series’ prospectus, SAI, and Class 529-F-1 Plan of Distribution. This expense shall consist of a distribution fee of up to 0.25% and a service fee of up to 0.25% of such average daily net assets.

(xi.)	Class 529 shares shall be subject to a transfer agent fee (including sub-transfer agent fees) according to the Shareholder Services Agreement between the Series and its transfer agent. In calculating transfer agent fees allocable to Class 529 shares, the fees generated shall be charged to the Series and allocated to Class 529 shares based on their relative net assets.

(xii.)	Class 529 shares shall be subject to a 529 plan services fee of up to 0.10% of average daily net assets payable to the Commonwealth of Virginia, as set forth in the Series’ prospectus and SAI.

All other rights and privileges of each Fund’s shareholders are identical regardless of which class of shares is held.

4.       This Plan shall not take effect until it has been approved by votes of the majority of both (i) the Board of Trustees of the Series and (ii) the Independent Trustees. The effective dates of this Agreement with respect to the Funds are set forth on Exhibit A.

5.       This Plan shall become effective with respect to any class of shares of the Funds in the Series (or any class of shares of any Fund added to the Series in the future), other than Class 529 shares, upon the commencement of the initial public offering thereof (provided that the Plan has previously been approved with respect to such additional class by votes of the majority of both (i) the Board of Trustees of the Series; and (ii) the Independent Trustees prior to the offering of such additional class of shares), and shall continue in effect with respect to such additional class or classes until terminated in accordance with paragraph 7. An addendum setting forth such specific and different terms of such additional class or classes shall be attached to and made part of this Plan.

6.       No material amendment to the Plan shall be effective unless it is approved by the votes of the majority of both (i) the Board of Trustees of the Series and (ii) Independent Trustees.

7.       This Plan may be terminated at any time with respect to the Funds as a whole or any class of shares individually, by the votes of the majority of both (i) the Board of Trustees of the Series and (ii) the Independent Trustees. This Plan may remain in effect with respect to a particular class or classes of shares of the Funds even if it has been terminated in accordance with this paragraph with respect to any other class of shares.

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IN WITNESS WHEREOF, the Series has caused this Plan to be executed by its officers thereunto duly authorized, as November 15, 2017.

AMERICAN FUNDS college target date SERIES

By: /s/ Steven I. Koszalka

Steven I. Koszalka

Secretary

EXHIBIT A

to the

American Funds College Target Date Series

Amended and Restated Multiple Class Plan

Fund	Effective Date
American Funds College 2033 Fund	December 1, 2017
American Funds College 2030 Fund	December 1, 2017
American Funds College 2027 Fund	December 1, 2017
American Funds College 2024 Fund	December 1, 2017
American Funds College 2021 Fund	December 1, 2017
American Funds College 2018 Fund	December 1, 2017
American Funds College Enrollment Fund	December 1, 2017